                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is hereby entered into by and between STEVEN J. HAACK, a resident of the State of Georgia (the "Executive") and WEST GEORGIA NATIONAL BANK, a national banking association (the "Bank") and the Bank's sole shareholder, WGNB CORP., a Georgia bank holding company ("WGNB").

      WHEREAS, the Executive is currently employed by the Bank and WGNB and his current employment contract shall expire as of May 10, 2007; and

      WHEREAS, the Bank, WGNB and the Executive desire to enter into a new written agreement to replace his current employment agreement and document the complete terms and conditions pursuant to which the Executive shall continue to be employed by WGNB and the Bank; and

      WHEREAS, the Bank, WGNB and the Executive intend that this Agreement will supersede any and all previous oral or written employment agreements between WGNB, the Bank and the Executive;

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                       1.

                                   DEFINITIONS

      As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

      1.1 Agreement shall mean this Employment Agreement between the Bank, WGNB and the Executive.

      1.2 Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Bank or WGNB, any joint venture in which the Bank or WGNB owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Bank or WGNB or any of its wholly-owned subsidiaries owns at least a 50 percent interest.

      1.3 Bank shall mean West Georgia National Bank, a national banking association.

      1.4 Base Salary shall mean the annual base compensation paid to the Executive as provided in Section 3.1.

      1.5 Board shall mean the Board of Directors of WGNB and/or the Bank.

      1.6 Business of the Bank shall mean any and all operations incident to the business of banking.

      1.7 Business Opportunities shall mean any specialized information or plans of WGNB and/or the Bank concerning the business of WGNB and/or the Bank, including but not limited to, the financing of or investment in any target person or business, or the availability of any such business, by WGNB and/or the Bank, together with all related information concerning the specifics of any contemplated acquisition, purchase or investment (including price, terms, and the identity of such business) regardless of whether WGNB or the Bank has entered any agreement, made any commitment, or issued any bid or offer to such business.

      1.8 Cause shall mean (i) the Executive's willful failure to perform his material duties and responsibilities; (ii) the Executive's unlawful or willful misconduct which is economically injurious to WGNB or the Bank or to any entity in control of, controlled by or under common control with WGNB, the Bank and its successors; (iii) the Executive's conviction of, or a plea of guilty or nolo contendere, to a felony charge; (iv) habitual drug or alcohol abuse that impairs the Executive's ability to perform the essential duties of his position; (v) the initiation of suspension or removal proceedings against the Executive by federal or state regulatory authorities acting under lawful authority; (vi) the Executive's willful disclosure to unauthorized persons of Confidential Information or Trade Secrets of WGNB or the Bank; or (vii) the Executive's failure to comply with the Code of Ethics or other personnel policies of WGNB and/or the Bank.

      1.9 Change in Control shall mean the occurrence of any one of the following events:

            (i) Change in Ownership. A change in the ownership of WGNB or the Bank (each being individually referred to in this Section as a "Corporation") that occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of a Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such Corporation. However, if any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of such Corporation (or to cause a change in the effective control of such Corporation (within the meaning of subsection (ii) herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which a Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This applies only when there is a transfer of stock of a Corporation (or issuance of stock of a Corporation) and stock in such Corporation remains outstanding after the transaction.

            (ii) Change in Effective Control. A change in the effective control of a Corporation that occurs on the date that either:

                  (A) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such Corporation possessing 35 percent or more of the total voting power of the stock of such Corporation; or

                  (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

            (iii) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of a Corporation's assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from such Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of such Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the following rules shall apply:

      (A) Stock Attribution Rules. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this subsection.

      (B) Persons Acting as a Group. For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same Corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with one of the Corporations. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

      (C) Transfers to a Related Person. There is no Change in Control event with respect to subsection (iii) when there is a transfer by a Corporation to an entity that is controlled by the shareholders of the transferring Corporation immediately after the transfer. A transfer of assets by a Corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

            (1) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

            (2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

            (3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

            (4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3).

For purposes of this subsection (C) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor Corporation has no ownership interest before the transaction, but which is a majority owned subsidiary of the transferor Corporation after the transaction is not treated as a change in the ownership of the assets of the transferor Corporation.

      1.10 Code shall mean the Internal Revenue Code of 1986, as amended.

      1.11 Committee shall mean the Executive Compensation and Management Succession Committee of the Board, or such other committee to which the Board delegates authority regarding executive compensation.

      1.12 Confidential Information shall mean, other than Trade Secrets, any data or information, which is material to the Bank and/or WGNB and not generally known by the public. Confidential Information shall include, but not be limited to, the taking of deposits, making loans and extensions of credit, cashing checks, and other Business of the Bank; any information pertaining to the identity of customers, depositors, or borrowers served by the Bank; Business Opportunities of the Bank; the details of this Agreement; WGNB's and the Bank's business, marketing and acquisition plans and financial statements and projections; and the costs of the services the Bank may offer or provide to the customers, depositors or borrowers it serves; to the extent such information is material to WGNB and the Bank and not generally known to the public.

      1.13 Disability means the Executive's eligibility to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of WGNB or the Bank due to a medically-determinable physical or mental impairment, or if no such plan is applicable, the Executive's inability to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

      1.14 Effective Date shall mean August 8, 2005.

      1.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

      1.16 Executive shall mean Steven J. Haack.

      1.17 Good Reason shall mean:

            (a) A reduction of the Executive's Base Salary unless substantially similar reductions are applicable to other senior officers of the Bank; or

            (b) Without the express written agreement of the Executive, any assignment or change in duties that would require the relocation of the Executive's work place to a location that is either (i) more than fifty
      (50) miles from the Executive's work place immediately prior to such assignment; provided however, the relocation of the Executive's work place must also increase the regular commute distance between the Executive's residence and work place by more than fifty (50) miles (one-way); or (ii) inside the Interstate 285 perimeter around Atlanta, Georgia; or

            (c) The assignment to the Executive of any duties inconsistent with the Executive's position (including offices and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by WGNB or the Bank which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank or WGNB promptly after receipt of notice thereof given by the Executive; or

            (d) Any failure by WGNB or the Bank to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Bank or WGNB promptly after receipt of notice thereof given by the Executive; or

            (e) Any failure of the Bank to pay Base Salary, a Bonus (as defined in Section 3.2), or a Profit Sharing Bonus (as defined in Section 3.2), but only to the extent that such Base Salary, Executive Bonus, or Profit Sharing Bonus has in fact become due and payable in accordance with the terms of the applicable bonus plan or program or this Agreement; or

            (f) After the date of a Change in Control, any material reduction by WGNB or the Bank in the basis and/or level of the plans, programs, policies and practices, and benefits, that are described in this Agreement and that were maintained and/or provided during the ninety (90) day period immediately preceding the date of the Change in Control.

            For purposes of this Agreement, if the Executive's title with WGNB is altered, such alteration or change alone shall not constitute Good Reason.

      1.18 Term shall mean the period during which this Agreement is wholly effective, as more fully described in Section 2.4.

      1.19 Termination Date shall mean the last day of actual employment of the Executive by WGNB or the Bank.

      1.20 Trade Secret shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement of WGNB or the Bank that is valuable and secret (in the sense that it is not generally known to competitors of WGNB and the Bank) and any information that meets the definition of "trade secret" under the Georgia Trade Secrets Act of 1990, O.C.G.A. Section 10-1-760 through Section 10-1-767.

      1.21 WGNB shall mean WGNB Corp., a Georgia bank holding company.

                                       2.

                              DUTIES AND AUTHORITY

      2.1 Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of the Bank as the Executive Vice President and Chief Financial Officer and for and on behalf of WGNB as its Secretary/Treasurer and shall report directly to the Chief Executive Officer of WGNB and the Bank. The Executive shall have such duties and authority as customarily performed by persons acting in such capacities or as may be assigned to him by the Bank's bylaws or by the Chief Executive Officer. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the Chief Executive Officer. The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent WGNB and the Bank in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Bank applicable to personnel of WGNB and the Bank, as may be adopted from time to time.

      2.2 Best Efforts. During the term of this Agreement, the Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Bank (or subsidiaries or Affiliates thereof), and shall not engage in any outside employment without the express written consent of the Board. Notwithstanding the foregoing, the Executive is not prohibited from investing or trading in stocks, bonds, commodities or other forms of investment, including real property, so long as the

Executive does not (i) own more than two percent (2%) of the outstanding ownership interest of an entity, and (ii) "participate" (within the meaning of Treas. Reg. Sections 1.469-5(f) and 1.469-5T(f), as in effect as of the date this Agreement is executed) in such investments, unless such investment is approved by the Board or the Executive Committee of the Board in advance and shown on Exhibit "B" hereto.

      2.3 Outside Activities. The Executive may pursue personal interests so long as such participation does not interfere with the Executive's performance of his duties hereunder, and the Executive may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder. The Executive may also participate in any interest or activity which is approved in writing by the Chief Executive Officer of WGNB and the Bank. At least once each year during the term of this Agreement, and at any time upon the Chief Executive Officer's request, the Executive shall provide a full disclosure to the Chief Executive Officer of his participation in any industry, civic and charitable activities (including service on corporate or charitable boards of directors or trustees). Prior to pursuing or accepting any activity other than those in which he is engaged on the Effective Date, the Executive agrees to discuss such activity with the Chief Executive Officer.

      2.4 Term. The Term of this Agreement shall be the period during which this Agreement (including any amendments and/or extensions of this Agreement) remains effective. The initial Term of this Agreement shall commence on the execution date hereof and shall continue until the close of business on the last day of the three-year period after the Effective Date hereof, subject to earlier termination as provided in this Agreement. At least ninety (90) days prior to the end of the initial Term hereof and each subsequent Term period thereafter, this Agreement shall be deemed to be extended automatically for an additional three-year Term on the same terms and conditions, unless either the Bank or the Executive provides a written notice of nonrenewal to the other party no less than ninety (90) days prior to the date on which this Agreement would otherwise be extended.

                                       3.

                            COMPENSATION AND BENEFITS

      3.1 Annual Base Salary. The Bank shall pay to the Executive as compensation for his services provided hereunder a base salary of $135,000 per year ("Base Salary"), payable in accordance with the Bank's normal payroll procedures. The Committee shall review the Executive's Base Salary annually, and in its sole discretion, subject to approval of the Board, may increase the Executive's Base Salary from year to year. The Committee shall not decrease the amount of the Executive's Base Salary unless substantially similar decreases are applicable to other senior officers of the Bank or WGNB. The annual review of the Executive's salary by the Committee will consider, among other things, the Executive's own performance as well as the Bank's performance.

      3.2 Annual Incentive Compensation. The Executive shall be eligible to participate in any annual short-term incentive compensation program that the Committee and/or the Board shall approve for him for any particular year or period (the "Bonus"). In addition, the Executive shall be eligible to participate in the annual profit sharing bonus program that is available to all employees of the Bank (the "Profit Sharing Bonus").

      3.3 Long-Term Incentive Compensation. The Executive shall be eligible to participate in any long-term incentive compensation program and/or equity-based compensation program that the Committee and/or the Board shall approve for him for any particular year or period. Any grants or awards of equity-based compensation shall be governed by the terms and conditions of the plan or plans under which such grants are made.

      3.4 Employee Benefit Plans and Policies. The Executive shall be entitled to participate in each employee benefit plan, policy or arrangement which is sponsored, maintained or contributed to by the Bank and in which current similarly-situated officers of the Bank may participate, in accordance with the terms and provisions of such plans and on the same terms and conditions as other similarly-situated officers of the Bank. Contributions by the Executive to such plans shall be required only to the extent required of other similarly-situated officers of the Bank.

      3.5 Automobile Allowance. The Bank shall provide the Executive with a monthly cash allowance for the purpose of reimbursement of expenses related to the use of his personal automobile for business purposes, pursuant to a policy determined at the discretion of the Committee. Unless otherwise determined by the Committee and specified in its policy, the Executive shall be solely responsible for all costs and liabilities related to such automobile, including but not limited to lease and/or purchase payments, insurance, maintenance, gasoline/oil and repair costs.

      3.6 Club Dues. For general business purposes (and not as compensation to the Executive), the Bank shall pay the Executive's periodic dues for membership in various civic clubs and other organizations as approved by the Committee.

      3.7 Expense Reimbursement. The Bank shall reimburse the Executive for reasonable and necessary travel and other business related expenses incurred by him in performance of the business of the Bank in accordance with the Bank's standard expense reimbursement practices and policies in existence from time to time, subject to such dollar limitations, verification and record keeping requirements as may be established from time to time by the Bank.

      3.8 Withholding, FICA, FUTA, Etc. Any amount to be paid to the Executive under the provisions of this Agreement for his services rendered as an employee and which represents taxable income to him shall be subject to, and reduced by, withholding for any applicable federal, state or local taxes imposed by law, including, but not limited to, employment taxes imposed under Subtitle C of the Code.

                                       4.

                              RESTRICTIVE COVENANTS

      4.1 Confidentiality. In Executive's position as an employee of WGNB and the Bank, the Executive has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to WGNB and the Bank and has and will also develop relationships with customers, employees and others who deal with the Bank which are of value to the Bank and WGNB. WGNB and the Bank requires as a condition of Executive's employment that Executive agree to certain restrictions on Executive's use of the proprietary information and valuable relationships developed during Executive's employment with WGNB and the Bank. WGNB, the Bank and the Executive therefore agree and acknowledge that WGNB and the Bank may entrust the Executive with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities, customer lists, and personnel matters. The Executive acknowledges that he shall bear a fiduciary responsibility to WGNB and the Bank to protect such information from use or disclosure that is not necessary for the performance of Executive's duties hereunder, as an essential incident of the Executive's employment with WGNB and the Bank.

      4.2 Exclusions. Notwithstanding the definitions of Trade Secrets, Confidential Information and Business Opportunities set forth in Section 1, Trade Secrets, Confidential Information and Business Opportunities shall not include any information that:

            (a) is or becomes generally known to the public;

            (b) is developed by Executive after termination of employment through entirely independent efforts;

            (c) the Executive obtains from an independent source having a bona fide right to use and disclose such information;

            (d) is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

            (e) the Bank or WGNB approves for unrestricted release by express written authorization.

      4.3 New Developments. Any discovery, invention, process or improvement made or discovered by the Executive during the term of this Agreement in connection with or in any way affecting or relating to the business of WGNB or the Bank or any of its Affiliates (as then carried on or under active consideration) shall forthwith be disclosed to WGNB and/or the Bank and shall belong to and be the absolute property of WGNB and the Bank. The preceding sentence does not apply to any invention for which no equipment, supplies, facility or trade secret information of WGNB or the Bank was used and which was developed entirely on the Executive's own time, unless the invention relates directly to the business of the Bank or WGNB or its Affiliates or to its or their actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Bank.

      4.4 Security Measures. During the Executive's employment with WGNB and the Bank, the Executive is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities of WGNB and the Bank.

      4.5 Use and Return of Documents and Property. The Executive acknowledges that in the course of his employment with WGNB and the Bank, he will have the opportunity to inspect and use certain property, both tangible and intangible, of WGNB and the Bank and its Affiliates. All such property shall remain the exclusive property of WGNB, the Bank and its Affiliates, and the Executive has and shall have no right or interest in such property. The Executive shall use WGNB's and the Bank's property only during employment and only in the performance of his job and to further WGNB's and the Bank's interests, and he will not remove such property from the Bank's premises except to the extent necessary to perform his duties and to the extent approved by the Bank and/or WGNB, either expressly or generally under its policies. Upon the request of WGNB or the Bank, and, in any event, promptly upon the Executive's Termination Date, the Executive shall return to the Bank all of the Bank's and WGNB's memoranda, notes, records, data, books, manuals, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, including all copies of such materials, and all other tangible property.

      4.6 Nonsolicitation of Customers, Borrowers or Depositors. The Executive agrees that during the term of his employment with the Bank, he will not, directly or indirectly, without the Bank's prior written consent, contact any customer, depositor or borrower of the Bank or any of its Affiliates for business purposes unrelated to furthering the Business of the Bank. Executive further agrees that for a period of twenty-four (24) months following his Termination Date, he will not directly or indirectly, (i) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer, depositor or borrower of the Bank or its Affiliates for purposes of, or with respect to, providing such customer, depositor or borrower services which constitute the Business of the Bank; or (ii) take any affirmative action with a customer, depositor or borrower of the Bank or its Affiliates for the purposes of providing a customer, depositor or borrower to a business competing with the Bank or its Affiliates. The prohibitions of the preceding sentence shall apply only to customers, depositors or borrowers of the Bank with whom the Executive had Material Contact during his term of employment. For purposes of this Agreement, the Executive had "Material Contact" with a customer, depositor or borrower if (a) he had business dealings with the customer, depositor or borrower on the Bank's behalf; (b) he was responsible for supervising or coordinating the dealings between the Bank and the customer, depositor or borrower; or (c) he obtained Confidential Information about the customer, depositor or borrower as a result of his association with the Bank.

      4.7 Nonsolicitation of Employees. The Executive agrees that during his employment with the Bank and for twenty-four (24) months after his Termination Date, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employee of WGNB or the Bank or its Affiliates to provide services similar to those performed by the employee for WGNB or the Bank on behalf of another entity or person.

      4.8 Nondisclosure of Trade Secrets. Except to the extent reasonably necessary for the Executive to perform his duties for WGNB and the Bank, the Executive shall not, directly or indirectly, furnish or disclose to any person, use in any way, or negligently permit any unauthorized person who is not an employee of the Bank to use, disclose or gain access to any Trade Secrets of WGNB or the Bank or its Affiliates, or any other person or entity making Trade Secrets available for the Bank's use, for so long as such Trade Secrets remain "trade secrets" under applicable state law.

      4.9 Nondisclosure of Confidential Information. During the term of his employment with WGNB and the Bank and for a period of three (3) years following the Executive's Termination Date, except to the extent reasonably necessary for the Executive to perform his duties for WGNB and the Bank, the Executive shall not, without the prior written consent of WGNB and the Bank, directly or indirectly, furnish or disclose to any person, use in any way, or negligently permit any unauthorized person who is not employed by the Bank or WGNB to use, disclose or gain access to, for personal benefit or the benefit of others, any Confidential Information of WGNB or the Bank or its Affiliates, which remains competitively sensitive.

      4.10 Covenant Not to Compete.

            (a) Territories: WGNB transacts business as a bank holding company with the Bank as its subsidiary bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking ("Business of the Bank"). WGNB and the Bank do business in the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia, and Executive performs the duties described in Section 2.1 throughout those counties. Executive has established business relationships and performs the duties described in Section 2.1 in the geographic area covered by the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia.

            (b) Covenants: For a period of twenty-four (24) months after the termination of his employment with the Bank, Executive shall not directly or indirectly provide the duties described in Section 2.1 of this Agreement (including as an advisor, consultant, or independent contractor) for any entity or person conducting the Business of the Bank within the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia.

      4.11 Notification of Subsequent Employment. During a period of one (1) year after the termination of the Executive's employment with WGNB and the Bank, Executive shall notify the Bank in writing of the name and address of the Executive's new employer and the Executive's functions with his new employer within thirty (30) days after accepting employment with any other corporation, partnership, association, person, organization or other entity.

      4.12 Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon his rights and the rights and remedies conferred on the Bank under this Agreement, and the Executive hereby acknowledges and agrees that:

            (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon WGNB and the Bank, are necessary to protect the goodwill and other value of the business of WGNB and the Bank;

            (b) the restrictions placed upon the Executive hereunder are fair and reasonable in time, will not prevent him from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of WGNB and the Bank;

            (c) WGNB and the Bank are relying upon the restrictions and covenants contained herein in continuing to make available to the Executive information concerning the Business of the Bank and WGNB;

            (d) Executive's employment hereunder places him in a position of confidence and trust with WGNB and the Bank and its employees, customers, depositors and borrowers; and

            (e) the provisions of this section shall be interpreted so as to protect the Confidential Information, and to secure for WGNB and the Bank the exclusive benefits of the work performed on behalf of WGNB and the Bank by the Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger WGNB's and the Bank's legitimate interests expressed in this Agreement.

      4.13 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to WGNB and the Bank and that remedies at law available to WGNB and the Bank for any actual or threatened breach by the Executive of such covenants will be inadequate and that WGNB and the Bank shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of WGNB and the Bank to claim and recover monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against WGNB or the Bank, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by WGNB and the Bank of said covenants.

                                       5.

                            TERMINATION OF EMPLOYMENT

      5.1 Termination by WGNB or the Bank for Cause. During the Term of this Agreement, WGNB or the Bank may terminate the Executive's employment for Cause, effective immediately upon written notice to the Executive. Upon such a termination for Cause, the Executive shall be entitled to any accrued but unpaid Base Salary, any earned but unpaid Bonus and Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, any accrued but unused vacation, and any unreimbursed expenses through the Termination Date. Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits, other than as required by law. Any outstanding equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plan under which such grants or awards were made.

      5.2 Termination by WGNB or the Bank Without Cause. During the Term of this Agreement, WGNB or the Bank may terminate the Executive's employment for any reason other than Cause, effective upon sixty (60) days' advance written notice to the Executive. Upon such a termination, in addition to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Bonus for the fiscal year which ended prior to the Termination Date, any unpaid Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date, the Executive shall be entitled to:

            (a) Severance Pay: Executive shall be entitled to severance pay in the amount of the greater of (i) the Executive's Base Salary, target Bonus and Profit Sharing Bonus for the remainder of the then Term of the Agreement; or (ii) one and one half times the Executive's annual Base Salary, target Bonus and Profit Sharing Bonus based on his current Base Salary at the time of termination. The severance pay provided for in this subsection shall be paid in a single sum cash payment made as soon as administratively practicable following the Termination Date, but in no event later than two and one-half (2-1/2) months after his Termination Date; provided that such payment shall be contingent upon the Executive's execution of a general release of all claims, as described in Section 5.7.

            (b) Equity Compensation: Any outstanding equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which they were granted.

            (c) Group Health Benefits: Regardless of whether the Executive or his eligible qualified beneficiaries actually elect COBRA continuation coverage under the Bank's group health plan, the Executive shall be entitled to a lump-sum payment equal to the full COBRA premium amount (determined as of the Termination Date) for eighteen (18) months of continued group health plan coverage (as in place as of the Termination
      Date) for the Executive, his spouse and eligible dependents. Such payment shall be made as soon as administratively practicable following the Executive's termination of employment, but in no event later than two and one-half (2-1/2) months after the date his employment ends. In addition, if the Executive or his eligible qualified beneficiaries have elected COBRA continuation coverage under the Bank's group health plan and any one of them becomes eligible for COBRA continuation coverage beyond the initial 18-month period due to a second qualifying event, the Executive shall be entitled to a lump-sum payment equal to the full COBRA premium amount (determined as of the date of such second qualifying event) for the additional period of continuation coverage (up to a maximum of an additional 18 months of continuation coverage). This additional lump sum payment for the second qualifying event coverage shall be made as soon as administratively practicable following the Executive's providing written notice to the Bank of the second qualifying event, but no later than two and one-half (2-1/2) months after the date of such second qualifying event.

      The severance pay provided for herein shall be in lieu of any and all other payments, bonuses or other compensation to which the Executive may have been entitled under any severance plan, policy or payroll practice of WGNB or the Bank.

      5.3 Termination by Executive for Good Reason. The Executive may terminate his employment for "Good Reason" upon sixty (60) days' prior written notice to the Bank and WGNB; provided, however, that prior to delivering such 60-day notice, the Executive has provided an advance written notice to WGNB or the Bank that identifies the manner in which the Executive believes that he is eligible for Good Reason termination, and WGNB and the Bank have had at least fifteen
(15) business days following delivery of the advance written notice to correct the situation and have not done so. Upon a termination for Good Reason, the Executive shall be entitled to severance pay identical to, and subject to the same conditions applicable to, those provided in Section 5.2 above.

      5.4 Termination of Agreement by Reason of Executive's Death or Disability. This Agreement shall terminate immediately upon the termination of the Executive's employment due to the death of the Executive or due to written notice from WGNB or the Bank to the Executive if he shall at any time become incapacitated by reason of a Disability. Upon the Executive's termination due to death or Disability, the Executive, or his estate in the case of his death, shall be entitled to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Bonus and/or Profit Sharing Bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date. The monies due under this Section 5.4 shall be paid in a single-sum cash payment made as soon as administratively practicable following the Termination Date, but in no event later than two and one-half (2-1/2) months after the Termination Date. Upon the Executive's termination due to death or Disability, any outstanding equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which such grants or awards were granted. WGNB and the Bank shall not have any further obligations to the Executive, the Executive's estate, heirs or other legal representatives.

      5.5 Termination by Executive. Executive may terminate this Agreement and his employment with the Bank and WGNB upon thirty (30) days' written notice to each of the Bank and WGNB. Upon such a termination, the Executive shall be entitled to any accrued but unpaid Base Salary, any accrued but unused vacation and any unreimbursed expenses through the Termination Date. Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits, other than as required by law. Any outstanding equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plan under which such grants or awards were made.

      5.6 Other Benefits After Termination Date. Except for the payments and benefits, if any, provided under this Article 5, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after his Termination Date, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to the Executive.

      5.7 General Release. The Executive agrees that in the event of any termination of this Agreement that results in a payment pursuant to any provision of this Section 5, prior to the payment, as a condition to the receipt of and as consideration for such payment, the Executive (or if due to death, the executor or administrator of his estate) shall sign a general release of any and all claims that the Executive, his heirs and assigns and/or his estate may have against WGNB or the Bank or its related parties related to his employment and such payment in substantially the form attached hereto as Exhibit "A."

                                       6.

                                CHANGE IN CONTROL

      6.1 Upon Change in Control. If Executive is employed on the date a Change in Control occurs or if the Executive's employment by the Bank or WGNB is terminated for any reason other than Cause, Disability, death or voluntary quit without Good Reason, during the twelve (12) month period immediately preceding the date of the Change in Control, the Bank and WGNB agree to pay the Executive an amount equal to:

            (a) Two times the Executive's annual Base Salary based on the greater of (a) his Base Salary on the Termination Date (if applicable) or
      (b) his Base Salary for the fiscal year immediately preceding the date of the Change in Control; plus

            (b) Two times the amount of his Bonus and the Profit Sharing Bonus, for the fiscal year which ended immediately preceding the earlier of (i) his Termination Date (if applicable) or (b) the date of the Change in Control.

      The amounts provided for in this subsection shall be paid in a lump sum cash payment within thirty (30) days after the date of the Change in Control. The payment of any amount under this subsection is contingent upon the Executive's execution of a general release as described in
      Section 5.7.

                  (i) Equity Compensation: Any outstanding stock options, restricted stock, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive on the date of a Change in Control shall be governed by the terms of the plans under which such grants or awards were made.

            (c) Excess Parachute Payment. Notwithstanding anything herein to the contrary, neither WGNB nor the Bank shall pay to the Executive any amount which shall be deemed to constitute an "excess parachute payment" in accordance with Code Section 280G. Either WGNB or the Bank shall reduce any amount due hereunder by such minimum amount necessary to cause the total amount payable to the Executive in the applicable year not to constitute an "excess parachute payment."

                                       7.

                            MISCELLANEOUS PROVISIONS

      7.1 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

      7.2 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

      7.3 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

      7.4 Successors and Assigns. This Agreement shall inure to the benefit of the Bank and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate and/or legal representatives.

      7.5 Assignment of Agreement. This Agreement may not be assigned by any of the parties without the express written consent of the other parties to this Agreement; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of WGNB and/or the Bank, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

      7.6 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

         (a)      If to the Executive:      Mr. Steven J. Haack
                                            2375 Grant Place
                                            Villa Rica, Georgia  30180

         (b)      If to the Bank:           West Georgia National Bank
                                            P.O. Box 280
                                            Carrollton, Georgia  30112
                                            Attention: Chairman

                  With a copy to:           Ms. Patricia E. Tate
                                            McKenna Long & Aldridge LLP
                                            303 Peachtree Street, NE
                                            Suite 5300
                                            Atlanta, Georgia  30308

         (c)      If to WGNB:               WGNB Corp.
                                            P.O. Box 280
                                            Carrollton, Georgia  30112
                                            Attention: Chairman

                  With a copy to:           Ms. Patricia E. Tate
                                            McKenna Long & Aldridge LLP
                                            303 Peachtree Street, NE
                                            Suite 5300
                                            Atlanta, Georgia  30308

      7.7 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

      7.8 Survival of Provisions. The provisions of Section 4 "Restrictive Covenants" shall survive termination of this Agreement.

      7.9 Application of Code Section 409A. It is the intent of the parties to this Agreement that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Code Section 409A. To the extent that future regulations issued pursuant to Code Section 409A require any amendments to this Agreement, the parties agree that they will consent to, and make, such amendments.

      7.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this 8th day of August, 2005.

                                  EXECUTIVE:

                                  /s/ Steven J. Haack
                                  ------------------------------------------
                                  STEVEN J. HAACK

                                  WEST GEORGIA NATIONAL BANK

                                  By: /s/ L. Leighton Alston
                                      --------------------------------------
                                          L. Leighton Alston
                                          Chief Executive Officer

                                  WGNB CORP.

                                  By: /s/ L. Leighton Alston
                                      --------------------------------------
                                          L. Leighton Alston
                                          President and Chief Executive Officer

                                   EXHIBIT "A"

                                 GENERAL RELEASE

         IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN EMPLOYMENT AGREEMENT DATED ________ ___, 2005, BETWEEN WEST GEORGIA NATIONAL BANK (THE "BANK") AND STEVEN
J. HAACK (THE "EXECUTIVE"), THE EXECUTIVE HEREBY ENTERS INTO THIS GENERAL RELEASE, IN CONSIDERATION OF THE PAYMENTS AND BENEFITS THAT HE WILL RECEIVE AS A RESULT OF HIS TERMINATION OF EMPLOYMENT EFFECTIVE AS OF ________________, 20____, TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED, AS FOLLOWS:

         THE EXECUTIVE AGREES, FOR HIMSELF, HIS SPOUSE, HEIRS, EXECUTOR OR ADMINISTRATOR, ASSIGNS, INSURERS, ATTORNEYS AND OTHER PERSONS OR ENTITIES ACTING OR PURPORTING TO ACT ON HIS BEHALF (THE "EXECUTIVE'S PARTIES"), TO IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT AND FOREVER DISCHARGE THE BANK AND WGNB, THEIR AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, AGENTS, REPRESENTATIVES, PREDECESSORS, SUCCESSORS, ASSIGNS, INSURERS, ATTORNEYS, BENEFIT PLANS SPONSORED BY THE BANK AND WGNB AND SAID PLANS' FIDUCIARIES, AGENTS AND TRUSTEES (THE "BANK'S PARTIES"), FROM ANY AND ALL ACTIONS, CAUSE OF ACTION, SUITS, CLAIMS, OBLIGATIONS, LIABILITIES, DEBTS, DEMANDS, CONTENTIONS, DAMAGES, JUDGMENTS, LEVIES AND EXECUTIONS OF ANY KIND, WHETHER IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH THE EXECUTIVE'S PARTIES HAVE, HAVE HAD, OR MAY IN THE FUTURE CLAIM TO HAVE AGAINST THE BANK'S PARTIES BY REASON OF, ARISING OUT OF, RELATED TO, OR RESULTING FROM EXECUTIVE'S EMPLOYMENT WITH THE BANK AND WGNB OR THE TERMINATION THEREOF. THIS RELEASE SPECIFICALLY INCLUDES WITHOUT LIMITATION ANY CLAIMS ARISING IN TORT OR CONTRACT, ANY CLAIM BASED ON WRONGFUL DISCHARGE, ANY CLAIM BASED ON BREACH OF CONTRACT, ANY CLAIM ARISING UNDER FEDERAL, STATE OR LOCAL LAW PROHIBITING RACE, SEX, AGE, RELIGION, NATIONAL ORIGIN, HANDICAP, DISABILITY OR OTHER FORMS OF DISCRIMINATION, ANY CLAIM ARISING UNDER FEDERAL, STATE OR LOCAL LAW CONCERNING EMPLOYMENT PRACTICES, AND ANY CLAIM RELATING TO COMPENSATION OR BENEFITS. THIS SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIM WHICH THE EXECUTIVE HAS OR HAS HAD UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED ("ADEA"), THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED. IT IS UNDERSTOOD AND AGREED THAT THE WAIVER OF BENEFITS AND CLAIMS CONTAINED IN THIS SECTION DOES NOT INCLUDE A WAIVER OF THE RIGHT TO PAYMENT OF ANY VESTED, NONFORFEITABLE BENEFITS TO WHICH THE EXECUTIVE OR A BENEFICIARY OF THE EXECUTIVE MAY BE ENTITLED UNDER THE TERMS AND PROVISIONS OF ANY EMPLOYEE BENEFIT PLAN OF THE BANK WHICH HAVE ACCRUED AS OF THE SEPARATION DATE AND DOES NOT INCLUDE A WAIVER OF THE RIGHT TO BENEFITS AND PAYMENT OF CONSIDERATION TO WHICH THE EXECUTIVE MAY BE ENTITLED UNDER THE EMPLOYMENT AGREEMENT. THE EXECUTIVE ACKNOWLEDGES THAT HE IS ONLY ENTITLED TO THE SEVERANCE BENEFITS AND COMPENSATION SET FORTH IN THE EMPLOYMENT AGREEMENT, AND THAT ALL OTHER CLAIMS FOR ANY OTHER BENEFITS OR COMPENSATION ARE HEREBY WAIVED, EXCEPT THOSE EXPRESSLY STATED IN THE PRECEDING SENTENCE.

            This paragraph shall apply only if the Executive has attained age 40 or over at the time of his termination of employment. The Executive hereby acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA and that the consideration given under the Employment Agreement for this General Release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) the waiver and release do not apply to any rights or claims that may arise on or after the date he executes this Release; (B) he has the right to consult with an attorney prior to executing this Release; (C) he has twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Release earlier);
(D) he has seven (7) days following his execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after he executes this Release.

            Agreed to, acknowledged and executed by the Executive this ___________ day of ____________________, 20______.

                                                              __________________
                                                              STEVEN J. HAACK

                                   EXHIBIT "B"

                  APPROVED INVESTMENTS PURSUANT TO SECTION 2.2

         One-third ownership interest in Metro Medical Development, LLC

                                      -18-